Exhibit 99.3

Unaudited pro forma condensed combined financial statement

The following unaudited pro forma condensed combined financial statements are based on our historical financial statements and Shenzhen Nova E-commerce Ltd ("Nova") historical consolidated financial statements as adjusted to give effect to the UBI acquisition of Nova. The unaudited pro forma condensed combined statements of operations for the six months ended 28 February 2017 give effect to the acquisition of Nova as if it had occurred on 1 September 2016. The unaudited pro forma condensed combined balance sheet as of 28 February 2016 gives effect to the acquisition of Nova as if it had occurred on 28 February 2016.

The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of 28 February 2017

Assets	UBI	Nova	Pro forma adjustments		Pro forma
					combined
	$ -	$ 2			$ 2
Cash and cash equivalents Prepaid expenses	6,000	-			6,000
Total current assets
Property and equipment, net	6,000	2	-		6,002
	6,363	12,429	-		18,792
Goodwill	-	-	5,108,056	(a)	5,108,056
Total assets	$12,363	$12,431	$5,108,056		$5,132,850
Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable and accrued liabilities	$20,131	$ -	-		$20,131
Due to related parties	149,485	120,487	-		269,972
Accrued stock-based compensation	280,000	-	-		280,000
Total current and total liabilities	449,616	120,487	-		570,103
Total stockholders' deficit	-437,253	-108,056	5,108,056	(a)	4,562,747
Total liabilities and stockholders' deficit	$12,363	$12,431	$5,108,056		$5,132,850

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

F-1c

Unaudited Pro Forma Condensed Combined Statements of Operations
For the Six Months Ended 28 February 2017

Operating expenses	UBI	Nova	Pro forma adjustments	Pro forma
				combined

Salaries	$179,569	$ -	-	$179,569
Consulting fees	256,667	-	-	256,667
Legal and professional fees	39,516	-	-	39,516
General and administrative	26,239	730,173	-	756,412
Total operating expenses	501,991	730,173	-	1,232,164
Other income	47,575	-	-	47,575
Net loss	($454,416)	($730,173)	-	($1,184,589)
Other income	47,575	-	-	47,575
Net loss	($454,416)	($730,173)	-	($1,184,589)
Basis and diluted loss per share	(0.02)	($730,173)	-	(0.05)
Weighted-average share per share	24,205,195		-	24,205,195

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

F-2c

Notes to Unaudited Pro Forma Condensed Combined Financial Information Note 1 — Basis of presentation

The unaudited pro forma condensed combined financial statements are prepared using the acquisition method of accounting under existing U.S. GAAP standards and are based on Registrant’s and Shenzhen Nova E-commerce Ltd ("Nova") historical financial statements as adjusted to give effect to the acquisition of Nova and the share issuance for the acquisition. The unaudited pro forma combined statements of operations for the six months ended 28 February 2017 give effect to the Nova acquisition as if it had occurred on 1 September 2016. The unaudited pro forma combined balance sheet as of 28 February 2017 gives effect to the Nova acquisition as if it had occurred on 28 February 2017.

Note 2 — Preliminary purchase price allocation

On May 16, 2017, Registrant acquired Nova for total consideration of approximately $5 million. The Company financed the acquisition through the issuance of an additional Class C common shares. The unaudited pro forma condensed combined financial information includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of Nova based on management’s best estimates of fair value. The final purchase price allocation may vary based on final appraisals, valuations and analyses of the fair value of the acquired assets and assumed liabilities. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes.

The following table shows the preliminary allocation of the purchase price for Nova to the acquired identifiable assets, liabilities assumed and pro forma goodwill:

Cash and cash equivalents	$2
Property and equipment, net	12,429
Total identifiable assets	12,431
Due to former shareholders	-120,487
Total liabilities assumed	-120,487
Total liabilities assumed in excess of total assets acquired	-108,056
Total pro forma goodwill	5,108,056
Total purchase price	$5,000,000

Note 3 - Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

Adjustments to the pro forma condensed combined balance sheet

(a) Reflects the preliminary estimate of goodwill, which represents the excess of the purchase price over the fair value of Nova's identifiable assets acquired and liabilities assumed as shown in Note 2

F-3c